UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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Apollo Medical Holdings, Inc.

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700 North Brand Boulevard, Suite 1400
Glendale, California 91203

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 21, 2017

To Our Common and Preferred Stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) of Apollo Medical Holdings, Inc. (the “company”, “we”, “our” or “us”), which will be held at the company’s offices located at 700 North Brand Boulevard, Suite 1400, Glendale, California 91203, at 10:00 a.m. on Thursday, September 21, 2017 for the following purpose:

1.	To elect seven directors to our Board of Directors (the “Board”).

These matters are described more fully in the proxy statement accompanying this notice.

Our stockholders will also act upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board is not aware of any other business to be presented to a vote of the stockholders at the 2017 Annual Meeting.

The Board has fixed the close of business on July 26, 2017 as the record date (the “Record Date”) for determining those stockholders who will be entitled to notice of and to vote at the 2017 Annual Meeting. The stock transfer books will remain open between the Record Date and the date of the 2017 Annual Meeting.

Representation of at least a majority in voting interest of our common stock and our Series A and Series B preferred stock either in person or by proxy is required to constitute a quorum for purposes of voting on each proposal to be voted on at the 2017 Annual Meeting. Accordingly, it is important that your shares be represented at the 2017 Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE 2017 ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted at the 2017 Annual Meeting.

Please read the accompanying proxy material carefully. Your vote is important and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Warren Hosseinion, M.D.
Chief Executive Officer

July 31, 2017
Glendale, California

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON SEPTEMBER 21, 2017:
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
https://materials.proxyvote.com/03763A

Stockholders Should Read the Entire Proxy Statement
Carefully Prior to Returning Their Proxies

PROXY STATEMENT
FOR
2017 ANNUAL MEETING OF STOCKHOLDERS
OF
APOLLO MEDICAL HOLDINGS, INC.

To Be Held on September 21, 2017

This proxy statement is furnished in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”), which will be held at 10:00 a.m. on September 21, 2017 at 700 North Brand Boulevard, Suite 1400, Glendale, California 91203, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2017 Annual Meeting of Stockholders (the “Notice”). This proxy statement and the proxy card are first being delivered or mailed to stockholders on or about August 3, 2017. In addition, stockholders may obtain additional copies of our Annual Report to Stockholders and this proxy statement, without charge, by writing to us at our principal executive offices at 700 North Brand Boulevard, Suite 1400, Glendale, California 91203, Attention: Secretary, or from our website at http://irdirect.net/AMEH/sec_filings. Our Annual Report to Stockholders for the year ended March 31, 2017 (the “Annual Report”), which incorporates our Annual Report on Form 10-K (the “10-K”), is being mailed to stockholders concurrently with this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

VOTING RIGHTS AND SOLICITATION

The close of business on July 26, 2017 was the record date (the “Record Date”) for stockholders entitled to notice of and to vote at the 2017 Annual Meeting. As of the Record Date, we had 6,033,495 shares of common stock, par value $0.001 per share, 1,111,111 shares of Series A preferred stock, par value $0.001 per share, and 555,555 shares of Series B preferred stock, par value $0.001 per share, issued and outstanding, according to the records maintained by our transfer agent. All of the shares of our common stock, Series A preferred stock and Series B preferred stock outstanding on the Record Date, and only those shares (collectively, the “Voting Shares”), are entitled to vote together as one class on each of the proposals to be voted upon at the 2017 Annual Meeting. Holders of Voting Shares will have one vote for each such share so held with regard to each matter to be voted upon.

All votes will be tabulated by the inspector of elections appointed for the 2017 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

The holders of a majority of the Voting Shares shall constitute a quorum for the transaction of business at the 2017 Annual Meeting. Voting Shares represented in person or by proxy at the 2017 Annual Meeting will be counted for purposes of determining whether a quorum is present at the meeting. Voting Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the voting interest present and entitled to vote with respect to any particular matter, but will not be counted as votes cast on such matter. If a broker or nominee holding stock in “street name” indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter and will not be counted as a vote cast on such matter.

In voting with regard to the proposal to elect directors (Proposal 1), stockholders may vote in favor of all the nominees, withhold their votes as to all nominees or withhold their votes as to one or more specific nominees. The vote required by Proposal 1 is governed by Delaware law and is a plurality of the votes cast by the holders of shares entitled to vote, provided that a quorum is present. As a result, in accordance with Delaware law, votes that are withheld and broker non-votes will not be counted and will have no effect on the voting for election of directors. Brokers do not have discretionary authority to vote on this proposal.

Under the rules of The New York Stock Exchange (the “NYSE”) that govern most domestic stock brokerage firms, member brokerage firms that hold shares in “street name” for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under the rules of the NYSE. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. Such broker non-votes will not be considered in determining whether a quorum exists at the 2017 Annual Meeting and will not be considered as votes cast in determining the outcome of any proposal. Under the rules of the NYSE as currently in effect, voting on directors by member broker firms is “non-discretionary”.

Voting Shares represented by proxies in the accompanying form which are properly executed and returned to us will be voted at the 2017 Annual Meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the director nominees named in this proxy statement in Proposal 1. Management does not know of any matters to be presented at the 2017 Annual Meeting other than those set forth in this proxy statement and in the Notice accompanying this proxy statement. If other matters should properly come before the 2017 Annual Meeting, the proxyholders will vote on such matters in accordance with their best judgment.

Any stockholder has the right to revoke his, her or its proxy at any time before it is voted at the 2017 Annual Meeting by giving written notice to our Secretary, and by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing at the 2017 Annual Meeting and voting in person; provided, however, that under the rules of the NYSE, any beneficial owner whose shares are held in “street name” by a member brokerage firm may revoke his, her or its proxy and vote his, her or its shares in person at the 2017 Annual Meeting only in accordance with the applicable rules and procedures of the NYSE.

The entire cost of soliciting proxies will be borne by the company. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, or special letter by our officers and regular employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of our common stock, and such persons may be reimbursed for their expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Composition of Board of Directors

As currently in effect, our bylaws provide that the authorized number of directors shall be fixed from time to time by the Board, provided that the authorized number of directors shall not be less than one. The Board currently consists of seven members. The Board has nominated seven individuals for election as directors at the 2017 Annual Meeting and has set the number of directors at seven. Subject to vacancies on the Board, which may be filled in accordance with our Bylaws, all our directors are elected by our stockholders at each annual meeting of stockholders and will serve until their successors are elected and qualified, or until their earlier resignation or removal. There are no family relationships among any of our current directors, the nominees for directors and our executive officers.

The proxyholders named on the proxy card intend to vote all proxies received by them in the accompanying form FOR the election of each of the director nominees listed below, unless instructions to the contrary are marked on the proxy. Each nominee has been nominated by the Board, acting upon the recommendation of the Board’s Nominating/Corporate Governance Committee. All of the nominees are currently members of the Board. If elected, each nominee will serve until the annual meeting of stockholders to be held in 2018 or until a successor has been duly elected and qualified, or until their earlier resignation or removal. It should be noted that, if the proposed merger with Network Medical Management, Inc. (“NMM”) is consummated, as currently anticipated, during the twelve-month period following the 2017 Annual Meeting, Messrs. Nihalani and Schreck intend to resign as directors, assuming they are re-elected, in order to make available directorships that have been allocated pursuant to the terms of the merger agreement dated December 21, 2016 (the “Merger Agreement”) governing the proposed merger. Pursuant to Delaware law and our Bylaws, such vacancies could be filled by the remaining directors then in office. See “Certain Relationships and Related Transactions”.

In the event that a nominee is unable or declines to serve as a director at the time of the 2017 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill such a vacancy. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them for each of the nominees listed below, unless instructions are given to the contrary. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

Nominees for Election as Directors

The following is certain information as of July 26, 2017 regarding the nominees for election as directors:

Name	Position	Age
Warren Hosseinion, M.D.	Chief Executive Officer	45
Gary Augusta	Executive Chairman	50
Mark Fawcett	Director	50
Thomas S. Lam, M.D.	Director	68
Suresh Nihalani	Director	64
David Schmidt	Director	69
Ted Schreck	Director	71

Biographical Information Regarding Directors

Warren Hosseinion, M.D.  Dr. Hosseinion has been our Company’s Chief Executive Officer and a member of our Board of Directors since July 2008. In 2001, Dr. Hosseinion co-founded ApolloMed Hospitalists in Los Angeles with Dr. Adrian Vazquez. Dr. Hosseinion received his B.S. in biology from the University of San Francisco, his M.S. in physiology and biophysics from Georgetown University Graduate School, his medical degree from the Georgetown University School of Medicine, and his residency in internal medicine from the Los Angeles County-University of Southern California Medical Center.

Gary Augusta.  Mr. Augusta has been a member of our Board of Directors since March 2012 and has been Executive Chairman since October 2013. In addition to Board responsibilities, Mr. Augusta focuses on strategic planning, corporate development, capital raising and population health technology for the company. Mr. Augusta also serves as President of Flacane Advisors focusing on healthcare and technology advisory and investments. From January 2010 to December 2014, Mr. Augusta was President of SpaGus Ventures and SpaGus Capital Partners focusing on healthcare and technology investments and advisory services. From March 2004 to December 2009, Mr. Augusta was President and CEO of OCTANe, an innovation development company. From March 2001 to January 2004, Mr. Augusta was a Corporate Officer at Fluor, Inc., a Fortune 500 company, focusing on Corporate Development and M&A. From June 1994 to Mach 2000, Mr. Augusta was a Consultant and Principal with AT Kearney, a leading global consulting firm. He earned a BS in Mechanical Engineering from the University of Rhode Island and a Master of Science and Management (MSM) from Georgia Institute of Technology (Georgia Tech).

Mark Fawcett.  Mr. Fawcett has been a member of our Board of Directors since January 2016. Since 2002, Mr. Fawcett has served as Senior Vice President and Treasurer of Fresenius Medical Care Holdings, Inc. (“FMCH”) and its subsidiaries. FMCH is a wholly-owned subsidiary of Fresenius Medical Care AG & Co. KGaA (NYSE: FMS) (collectively with FMCH and their respective subsidiaries, “FMS”). FMS is the world’s leading provider of chronic kidney failure products and services. Prior to his joining FMS, Mr. Fawcett was Director in Corporate Finance at BankBoston beginning in 1997. Mr. Fawcett had various positions of increasing responsibility beginning in 1988 with Merrill Lynch in New York and London then at The Bank of New York. Mr. Fawcett graduated with a B.A. in psychology from Wesleyan University and a M.B.A. from Columbia University Business School. Mr. Fawcett serves as the nominee of NNA of Nevada, Inc. (“NNA”), an affiliate of FMCH.

Thomas S. Lam, M.D.  Dr. Lam has been a member of our Board of Directors since January 2016. Dr. Lam has served as Chief Executive Officer of NMM, a management service organization in the healthcare field that provides medical services to patients and healthcare management, since January 2006. From January 2006 to September 2014, Dr. Lam was the Chairman and CEO of Allied Physicians of California IPA. Since October 2014, he has served as the Chief Executive Officer and Chief Financial Officer of Allied Pacific of California IPA (“APC”). Dr. Lam was the recipient of the Corporate Citizens of the Year Award from the Board of Directors of East Los Angeles College Foundation in April 2014. In February 2015, YMCA Board of Directors of West San Gabriel Valley honored Dr. Lam as the recipient of Heart of the Community Award. Dr. Lam received his medical training from New York Medical College and gastroenterology training from Georgetown University. Dr. Lam serves as the nominee of NMM.

Suresh Nihalani.  Mr. Nihalani has been a member of our Board of Directors since October 2008. Mr. Nihalani has served as a business consultant and advisor since 2008, and is currently involved with many early stage ventures in the area of cloud computing, data centers, next generation LED lighting business assisting them in technology direction, business development and strategic business planning. Mr. Nihalani was President and CEO of ClearMesh Network from 2005 to 2007. He also co-founded Nevis Networks, where he served as CEO from 2002 through 2005. From 1996 to 2001, he co-founded and served as CEO of Accelerated Networks. Prior to that he co-founded ACT Networks where he held various executive level positions. Mr. Nihalani holds a BS in Electrical Engineering from ITT Bombay and MSEE and MBA degrees from the Florida Institute of Technology.

David Schmidt.  Mr. Schmidt has been a member of our Board of Directors since May 2013. He has served since January 2011 as Principal of Schmidt & Associates, a consultancy practice that focuses on strategic planning and implementation in the healthcare industry. Since April 2015 Mr. Schmidt has also served as the CEO of the TPG-International Health Academy, a company that organizes trade missions to expose Senior Health Plan and Health System executives from the United States to other country’s health systems. From August 2002 to December 2010, he served as the CEO and Member of the Board of SCAN Health Plan, a provider of Medicare Advantage plans. From 2000 to 2002 he served as CEO of Medicheck, a firm that provided Internet-based financial service management to healthcare organizations, which was sold to Passport Health Communications. He served on Passport’s Board from 2002 to 2006. From 1992 to 1998 he was the Senior Vice President of Sales and Customer Services for Care America/Blue Shield Health Plan and Regional Vice President for FHP Healthcare. He received a BA in Economics from UCLA and a MBA from

The Anderson School of Management at UCLA. Prior to his healthcare experience he held senior management roles in manufacturing companies including Avery Dennison. He also serves on the board of Beacon Healthcare Systems and was a founding board member of the SCAN Foundation, a 501(c)(3) corporation focused on long term care in the United States.

Ted Schreck.  Mr. Schreck has been a member of Board of our Directors since February 2012. Other than serving on our Board of Director and various other non-full time engagements, since 2009 Mr. Schreck has been retired. From 2006 to 2008 he served as a consultant for the Legacy Health System, based in Portland, Oregon, which operates six hospitals, a research institute, and a network of clinics. From 1998 to 2006, he served as an executive with Tenet Healthcare including as CEO of USC University Hospital and USC/Norris Cancer Hospital, Regional Vice President of Operations for Los Angeles-area hospitals, and finally as Senior Vice President. From 1973 to 1988 he served with St. Joseph Health System, as CEO of Santa Rosa General Hospital and Senior Vice President of Santa Rosa Memorial Hospital. Schreck also served as the CEO of the Eden Township District Hospitals from 1992 to 1998, and CEO of Delta Memorial Hospital from 1988 to 1992. He holds a BA degree from UCLA and Doctorate from USC.

CORPORATE GOVERNANCE

We maintain a corporate governance page on our corporate website at www.apollomed.net, which includes information regarding the company’s corporate governance practices. Our Code of Ethics for Directors, Executive Officers and Other Senior Personnel (which, among others, covers our CEO, CFO and controller), Audit Committee Pre-Approval Policy, Related Person Transaction Policy, Board committee charters and Insider Trading Policy are available on that page of our website. Any changes to these documents and any waivers granted with respect to our code of ethics will be posted on our website. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Apollo Medical Holdings, Inc. at 700 North Brand Boulevard, Suite 1400, Glendale, California 91203, Attention: Secretary. The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated by reference into this or any other filing we make with the Securities and Exchange Commission (the “SEC”).

Board of Directors

Director Independence

Our Board currently consists of seven members, a majority of whom meet the independence requirements of the NASDAQ Stock Market (“NASDAQ”), as currently in effect. The Board has made independence determinations in accordance with the NASDAQ listing standards, which state that a director will not be independent if:

(i) the director, or an immediate family member of the director, is, or within the last three years was, employed by the company or any of its subsidiaries;

(ii) the director, or an immediate family member of the director, has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service);

(iii) the director, or an immediate family member of the director, is a current partner of a firm that is the company’s (or any of its subsidiaries) internal or external auditor; or is a current employee of such a firm; or who was, within the last three years (but is no longer), a partner or employee of such firm and personally worked on the company’s audit within that time;

(iv) the director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of the company’s present executive officers at the same time serve or served on that company’s compensation committee; or

(v) the director is a current employee, or an immediate family member of such director is a current executive officer, of a company that has made payments to, or received payments from, the company for property or services in an amount, which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues.

With respect to any relationship not covered above, the determination of whether the relationship is material, and therefore whether a director would be independent, will be made by those directors who satisfy the independence criteria set forth above.

In addition to the forgoing, the Board also makes such independence determinations with respect to its audit committee and compensation committee members after taking into account the additional independence and financial literacy standards for members of each such committee, as applicable, in accordance with and pursuant to the rules and regulations of the SEC and NASDAQ listing rules as currently in effect.

The Board has affirmatively determined that each of Messrs. Fawcett, Nihalani, Schmidt and Schreck are independent. In addition, the Board has affirmatively determined that none of our independent directors has a material relationship with the company other than as a director, in accordance with these categorical standards.

Meetings of the Board

The Board held eight meetings and acted by written consent eight times during fiscal year 2017. Each of our incumbent directors attended 75% or more of the aggregate number of meetings of the Board and the committees on which such director served in fiscal year 2017, except that Dr. Lam attended fewer than 75% of such meetings.

The company’s non-management directors meet periodically in executive session without management present to discuss certain Board policies, processes and practices, and other matters relating to the company and the functioning of the Board. These discussions are informal, in keeping with the company’s size, and we do not have an official presiding or “lead” independent director for such meetings.

We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors, taking into account the directors’ schedules. Directors are encouraged to attend our annual meeting of stockholders, but the Board has not adopted a formal policy with respect to such attendance. All of our incumbent directors attended our 2016 annual meeting of stockholders, except for Dr. Lam and Mr. Schmidt.

Board Leadership

Our company is led by Warren Hosseinion, M.D., who has served as our Chief Executive Officer since July 2008, and Gary Augusta, who has served as our Executive Chairman since October 2013. We do not formally have an independent lead director.

Our Board leadership structure is commonly utilized by many other public companies in the United States, and we believe that this leadership structure has been effective for our company. We believe that having a Chief Executive Officer who can focus on the broad executive and operational issues facing the company, and a separate Executive Chairman who can focus on Board and oversight functions, independent chairs for each of our Board committees and only independent directors serving on these committees allocates responsibility and creates checks and balances for our company. This structure provides us with leadership for our company to ensure continuity of our operational, executive and Board functions by individuals playing to their strongest qualities, combined with oversight of the company by experienced independent directors.

Risk Management Oversight Function of the Board

The Board has allocated responsibilities for overseeing risk associated with the company’s business among the Board as a whole and the committees of the Board. The Board and the committees of the Board have undertaken some risk oversight review in accordance with this policy. In performing its risk oversight function, the Board is responsible for overseeing management’s development and execution of appropriate business strategies to mitigate the risk that such strategies will fail to generate long-term value for the company and its stockholders or that such strategies will motivate management to take excessive risks. The Board periodically reviews information regarding the company’s financial, operational and strategic risks.

Each of the Board’s committees is responsible for overseeing the management of company risks that fall within the committee’s areas of responsibility, including identifying, quantifying and assisting management in mitigating risks. In performing this function, each committee has full access to management, as well as the ability to engage advisors. As set forth in its charter, the Audit Committee is responsible for discussing with management the company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee provides updates to the Board at its regular meetings. The Audit Committee also meets privately with the company’s independent registered public accounting firm and our Chief Financial Officer at least quarterly. The Compensation Committee is responsible for overseeing the company’s risk management related to employee compensation plans and arrangements.

Communications with the Board

The following procedures have been established by the Board in order to facilitate communications between our stockholders and the Board:

•	Stockholders and any interested parties may send correspondence to the Board or to any individual director, by mail to Corporate Secretary, Apollo Medical Holdings, Inc. at 700 North Brand Boulevard, Suite 1400, Glendale, California 91203, or by e-mail to investors@apollomed.net.
•	Our Corporate Secretary is responsible for the first review and logging of this correspondence and forwards the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Board has identified as correspondence which may be retained in our files and not sent to directors. The Board has authorized the Secretary to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Secretary does not screen communications sent to directors.
•	The log of stockholder correspondence is available to members of the Board for inspection. At least once each year, the Corporate Secretary provides to the Board a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders may also communicate directly with our non-management directors as a group, by mail addressed to Independent Directors, c/o Corporate Secretary, Apollo Medical Holdings, Inc. at 700 North Brand Boulevard, Suite 1400, Glendale, California 91203, or by e-mail to investors@apollomed.net.

Management has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls, financial improprieties or auditing matters. A toll-free hotline and email address are in the process of being established. When implemented, all of the reporting mechanisms will be posted on our corporate website. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of the Board

The Board has a standing Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. The composition, functions and general responsibilities of each committee are summarized below.

Audit Committee

The Audit Committee consists of Messrs. Schmidt (chairman), Nihalani and Schreck. The Board has determined that Mr. Schmidt is an audit committee financial expert, as that term is defined in Item 401(h) of Regulation S-K of the Exchange Act, and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. The Board also believes that all members of the Audit Committee meet the independence and knowledge requirements of NASDAQ as currently in effect. For information about Messrs. Schmidt’s, Nihalani’s and Schreck’s experience, please see “Biographical Information Regarding Directors” above. The Audit Committee held eight meetings and acted by written consent four times during fiscal year 2017.

Consistent with the company’s Audit Committee Charter, no member of the Audit Committee may serve on the audit committees of more than two other public companies (in addition to ours). Currently, no member of the Audit Committee serves on more than two other public company audit committees.

The Audit Committee operates under a written charter, a copy of which is available on our website. The Audit Committee’s duties include (a) monitoring and ensuring (i) the integrity of our financial statements, (ii) compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent auditors, and (iv) the performance of our internal audit function and external auditors; (b) preparing the report required to be prepared by the Audit Committee under the rules of the SEC for inclusion in our proxy statement; and (c) overseeing our accounting and financial reporting processes the audits of our financial statements. In addition, the Audit Committee has responsibility for reviewing complaints about, and investigating allegations of, financial impropriety or misconduct. Please see “Report of Audit Committee” below, which provides further details of many of the duties and responsibilities of the Audit Committee.

As part of its responsibility, the Audit Committee is responsible for engaging our independent registered public accounting firm, as well as pre-approving audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair their independence. The Audit Committee has adopted, and the Board has ratified, an Audit Committee Pre-Approval Policy, which is also available on our website.

Compensation Committee, Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Nihalani (chairman), Schmidt and Schreck. The Board has determined that all members of the Compensation Committee qualify as “independent” directors as defined under NASDAQ rules, as a “non-employee director” as defined in Rule 16b-3(b)(3) under the Exchange Act and as an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the “IRS Code”). No member of the Compensation Committee was at any time during fiscal year 2017 an officer or employee of the company. The Compensation Committee held two meetings and acted by written consent five times during fiscal year 2017. None of our executive officers served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during fiscal year 2017.

The Compensation Committee operates under a written charter, a copy of which is available on our website. The Compensation Committee establishes the compensation and benefits of our executive officers. The compensation committee also administers our employee benefit plans, including our equity incentive plans.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Messrs. Schreck (chairman), Nihalani and Schmidt. All members of the Nominating/Corporate Governance Committee meet the independence requirements of NASDAQ as currently in effect. The Nominating/Corporate Governance Committee met one time during fiscal year 2017.

The Nominating/Corporate Governance Committee operates under a written charter, a copy of which is available on our website. The Nominating/Corporate Governance Committee has the primary responsibility for overseeing the company’s corporate governance compliance practices, as well as supervising the affairs of the company as they relate to the nomination of directors. The principal ongoing functions of the Nominating/Corporate Governance Committee include developing criteria for selecting new directors, establishing and monitoring procedures for the receipt and consideration of director nominations by stockholders and others, considering and examining director candidates, recommending director nominations to the Board, developing and recommending corporate governance principles for the company and monitoring the company’s compliance with those principles and establishing and monitoring procedures for the receipt of stockholder communications directed to the Board.

The Nominating/Corporate Governance Committee is also responsible for conducting an annual evaluation of the Board to determine whether the Board and its committees are functioning effectively.

Director Nominations

The Nominating/Corporate Governance Committee has the responsibility to identify appropriate candidates to serve as directors of the company, and interviews director candidates and makes recommendations to the Board regarding candidate selection. In considering candidates to serve as directors, the Nominating/Corporate Governance Committee evaluates various minimum individual qualifications, including strength of character, maturity of judgment, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge, as well as the extent to which the candidate would fill a present need on the Board. The Nominating/Corporate Governance Committee also considers additional factors which may provide a range of experiences, skills and perspective to the Board.

In recommending the nominees who are standing for election as directors at the 2017 Annual Meeting, the Nominating/Corporate Governance Committee considered the foregoing factors and each nominee’s previous service on the Board, which provides continuity in its deliberations.

The Nominating/Corporate Governance Committee also considered specific qualifications, attributes and skills that each nominee possesses and contributes to the work of the Board. Dr. Hosseinion is a pioneer in the “hospitalist movement” and is the co-founder of our company and serves as our CEO; he has extensive experience in managing medical groups and is an innovator in using population health data to improve patient care and clinical outcomes, all of which makes him a valued board member, as well as providing continuity between management and the Board. In addition, Dr. Hosseinion is currently a practicing hospitalist physician and brings to our Board of Directors and our Company a depth of understanding of physician culture and strong knowledge of the healthcare market. Mr. Augusta’s background in engineering and finance and his successful career in business development, particularly in capitalizing new ventures, make him a strong candidate to continue to serve as a director, especially given our focus on capital raising and related growth activities. Mr. Fawcett is currently a senior finance officer with FMCH and brings a broad knowledge of the health care industry and finances to the Board, with a special understanding of the managed care market and health care contracting. Dr. Lam is a prominent physician and the CEO of NMM; he has managed medical groups and has experience with capitation and at risk contracting, both unique perspectives that add to our Board’s knowledge base. Mr. Nihalani is an engineer and successful entrepreneur, founding companies which have later gone public; his assistance and advice in guiding our development as a public company has been invaluable and makes him a valuable candidate to continue to serve on our Board. Additionally, Mr. Nihalani’s qualifications to serve on our Board of Directors include over 35 years of corporate experience working as a senior executive and director with both public and private organizations. Mr. Schmidt has a background in finance and is the past President of SCAN, one of the nation’s largest Medicare Senior Advantage insurers; his extensive knowledge of the insurance industry with a special focus on Medicare, enables him to provide a unique perspective to us, as a regulated business, and to serve as chair of our Audit Committee. Additionally, Mr. Schmidt’s qualifications to serve on our Board of Directors include 20 years of experience working as a senior executive in the healthcare industry. Mr. Schreck is a former healthcare executive, having worked with the St. Joseph Health System and Tenet Healthcare; his broad knowledge of the hospital industry and health care finances brings a crucial perspective to the Board. Additionally, Mr. Schreck’s qualifications to serve on our Board of Directors include over 30 years of corporate experience working as a senior executive in the healthcare industry.

The Nominating/Corporate Governance Committee will also consider stockholder nominations for director. Any nominations for director submitted to this committee by stockholders will be evaluated according to the company’s overall needs, the director qualification standards set forth above, and the nominee’s overall knowledge, experience and background. A nominating stockholder must give appropriate notice to the company of the nomination not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, the notice by the stockholder must be delivered not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

The stockholders’ notice shall set forth, as to:

•	each person whom the stockholder proposes to nominate for election as a director:
•	the name, age, business address and residence address of such person,
•	the principal occupation or employment of the person,
•	the class and number of shares of the company’s stock which are beneficially owned by such person, if any, and
•	any other information relating to such person which is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act and the rules thereunder; and
•	the stockholder giving the notice:
•	the name and record address of the stockholder and the class and number of shares of the company’s stock which are beneficially owned by the stockholder,
•	a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which nomination(s) are to be made by such stockholder,
•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice,
•	any other information relating to such person which is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act and the rules thereunder.

The notice must be accompanied by a written consent of the proposed nominee to be named as a director.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR the election of each of the director nominees identified above.

MANAGEMENT

The following sets forth the names, positions and ages of our executive officers as of July 26, 2017:

Name	Position	Age
Warren Hosseinion, M.D.	Chief Executive Officer and Secretary	45
Gary Augusta	Executive Chairman	50
Mihir Shah	Chief Financial Officer	39
Adrian Vazquez, M.D.	Chief Medical Officer	47

Background

Warren Hosseinion, M.D.  Dr. Hosseinion has been our Chief Executive Officer since the inception of the company in July 2008 and our Corporate Secretary since September 2015. See “Proposal 1 — Election of Directors” for additional biographical information about Dr. Hosseinion.

Gary Augusta.  Mr. Augusta has been our Executive Chairman since October 2013. See “Proposal 1 — Election of Directors” for additional biographical information about Mr. Augusta.

Mihir Shah. Mr. Shah, CPA, became our Chief Financial Officer on July 21, 2016, having served as our accounting consultant from March 2016 through July 20, 2016. From April 2015 to February 2016, Mr. Shah served as Chief Financial Officer of Unitek Information Systems, Inc., a private equity-backed company that offers nursing, allied health and information technology training programs. From April 2013 to March 2015, he was Vice President and Controller of Health Essentials, LLC, a private equity-backed healthcare organization that provides post-acute care and hospice/palliative care services to the frail and elderly population in California. Mr. Shah was employed at Arcadian Health Plan from December 2005 through March 2013, serving as its Vice President Finance and Analytics from January 2010 through March 2013, Senior Director of Finance and Analytics from January 2008 through December 2009, and Senior Financial Analyst from December 2005 through December 2007. He is a Certified Public Accountant and received a Master of Commerce-Cost Accounting from Gujarat University in Ahmedabad, India.

Adrian Vazquez, M.D. Dr. Vazquez, has served as our Chief Medical Officer since March 2014, having previously served as the Company’s President and Chairman of the Board of Directors from 2008 to 2011. Dr. Vazquez co-founded ApolloMed Hospitalists in 2001. He received his B.S. in biology from the University of California, Irvine, his medical degree from the UC Irvine School of Medicine and his residency in internal medicine from the Los Angeles County-University of Southern California Medical Center. He is a Diplomate of the American Board of Internal Medicine.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information, as of July 26, 2017, concerning, except as indicated by the footnotes below:

•	each person whom we know beneficially owns more than 5% of any class of our Voting Shares;
•	each of our directors and nominees for the board of directors;
•	each named executive officer listed in the Summary Compensation Table below; and
•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Apollo Medical Holdings, Inc. at 700 North Brand Boulevard, Suite 1400, Glendale, California 91203.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 6,033,495 shares of common stock, 1,111,111 shares of Series A preferred stock and 555,555 shares of Series B preferred stock issued and outstanding, according to the records maintained by our transfer agent. Each share of Series A preferred stock and Series B preferred stock is entitled to one vote for each share of common stock into which such preferred stock is convertible, which is currently on a one-for-one basis. The holders of Series A preferred stock and Series B preferred stock vote together with the holders of common stock on all matters set forth in the Notice. In computing the number of shares of stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of stock subject to options, warrants, and convertible securities held by that person or entity that are currently exercisable or convertible or that will become exercisable or convertible within 60 days following July 26, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The information provided in the following table is based on our records, information filed with the SEC, and information provided to us by the applicable holder of the stock, except where otherwise noted.

Series A and Series B Preferred Stock

Name and Address of Beneficial Owner	Series A Preferred Stock			Series B Preferred Stock
	Shares		Percent of Class	Shares		Percent of Class
Network Medical Management, Inc. 1668 S. Garfield Ave. Alhambra, California 91801	1,111,111	(1)	100%	555,555	(1)	100%

Common Stock

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Class
5% Stockholders:
Network Medical Management, Inc. 1668 Garfield Avenue, 2nd Floor Alhambra, California 91801	3,333,332	(2)	35.6%
NNA of Nevada, Inc. 920 Winter Street Waltham, Massachusetts 02451	800,000		13.3%
Directors and Named Executive Officers
Warren Hosseinion, M.D.	1,162,088	(3)	18.8%
Adrian Vazquez, M.D.	977,821	(4)	16.0%
Gary Augusta	282,570	(5)	4.6%
Mihir Shah	15,972	(6)	0.3%
Mark Fawcett	35,000	(7)	0.6%
Thomas Lam, M.D.	3,333,332	(8)	35.6%
Suresh Nihalani	119,998	(9)	2.0%
Edward Schreck	140,000	(10)	2.3%
David Schmidt	80,000	(11)	1.3%
All Executive Officers and Directors as a Group (9 persons)	6,146,781	(12)	61.4%

(1)	Excludes 1,666,666 shares of common stock subject to warrants that are exercisable within 60 days following July 26, 2017.
(2)	Includes 1,111,111 shares of common stock issuable on conversion of 1,111,111 shares of Series A Preferred Stock, 555,555 shares of common stock issuable on conversion of 555,555 shares of Series B Preferred Stock, and 1,666,666 shares of common stock subject to warrants that are exercisable within 60 days following July 26, 2017.
(3)	Includes 149,750 shares subject to options that are exercisable within 60 days following July 26, 2017.
(4)	Includes 65,483 shares subject to options that are exercisable within 60 days following July 26, 2017.
(5)	Includes 116,625 shares subject to options that are exercisable within 60 days following July 26, 2017.
(6)	Includes 15,972 shares subject to options that are exercisable within 60 days following July 26, 2017.
(7)	Includes 35,000 shares subject to options that are exercisable within 60 days following July 26, 2017. Does not include shares held by NNA. Mr. Fawcett is the Senior Vice President and Treasurer of FMCH, the parent corporation of NNA.
(8)	Includes 1,111,111 shares of common stock issuable on conversion of 1,111,111 shares of Series A Preferred Stock, 555,555 shares of common stock issuable on conversion of 555,555 shares of Series B Preferred Stock, and 1,666,666 shares of common stock subject to warrants held by NMM that are exercisable within 60 days following July 26, 2017. Dr. Lam is the Chief Executive Officer, a director and a stockholder of NMM. Dr. Lam disclaims beneficial ownership of the shares beneficially owned by NMM.
(9)	Includes 40,000 shares held by a trust of which Mr. Nihalani is trustee and beneficiary, and 40,000 shares subject to options that are exercisable within 60 days following July 26, 2017.
(10)	Includes 140,000 shares subject to options that are exercisable within 60 days following July 26, 2017.
(11)	Includes 80,000 shares subject to options that are exercisable within 60 days following July 26, 2017.
(12)	Includes all of the shares identified in Notes 3 through 11.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Class A common stock and our other equity securities. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such forms received by us, or written representation from certain reporting persons that no Form 5s were required for those persons, we believe that all reporting requirements under Section 16(a) for the 2017 fiscal year were met in a timely manner by our directors, executive officers and greater than 10% beneficial owners, except that Messrs. Augusta, Fawcett, Nihalani, Schmidt and Schreck were late in filing a Form 4 with respect to one transaction each. All of these reports have been filed as of the date of this proxy statement.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses the compensation awarded to, earned by, or paid to our named executive officers for the fiscal years ended March 31, 2017 and 2016, respectively:

Name and Principal Position	Year	Salary		Bonus		Option Awards(1)		All Other Compensation		Total
Warren Hosseinion Chief Executive Officer	2017	$520,581	(2)	$—		$—		$84,889	(4)	$605,470
	2016	394,998	(2)	30,000	(3)	485,000	(14)	117,193	(4)	1,027,191
Gary Augusta Executive Chairman	2017	306,550	(5)	—		—		6,975	(7)	313,525
	2016	300,000	(5)	30,000	(6)	487,000	(15)	—		817,000
Adrian Vazquez Chief Medical Officer	2017	498,882	(8)	—		—		85,017	(10)	583,899
	2016	394,292	(8)	15,000	(9)	121,000	(16)	117,847	(10)	648,139
Mihir Shah Chief Financial Officer	2017	328,083	(11)	30,000	(12)	202,200	(17)	12,711	(13)	572,994
	2016	1,008	(11)	—		—		—		1,008

(1)	The amount shown in this column reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 “Compensation — Stock Compensation”. Please see the notes below for discussions of the assumptions and methodologies used to calculate the valuations of the stock and option awards.
(2)	Dr. Hosseinion’s salary is for both patient care/medical director and non-clinical work in his role as the Company’s Chief Executive Officer.
(3)	Dr. Hosseinion earned and received an incentive bonus of $30,000 in 2016.
(4)	Reflects personal benefits payments to Dr. Hosseinion for health, life, disability insurance premiums aggregating $31,344 in 2017 and $31,423 in 2016; payment of $44,230 for unused paid time off (PTO) and $9,315 of accrued, but not yet paid unused PTO in 2017; payment of $30,770 for unused PTO in 2016; and allowance for vehicle, cell phone and computer expenses of $55,000 in 2016.
(5)	Mr. Augusta received compensation for providing business and strategic services to the Company and for his role as the Company’s Executive Chairman.
(6)	Mr. Augusta received a bonus of $30,000 in 2016 for providing business and strategic services, and for his role as Executive Chairman on the Company’s Board of Directors.
(7)	Reflects the value of accrued paid-time off that has not been used or paid out in 2017.
(8)	Dr. Vazquez’s salary is for both patient care/medical director and non-clinical work in his role as the Company’s Chief Medical Officer.
(9)	Dr. Vazquez earned an incentive bonus of $15,000 in 2016 and received the bonus payment in 2017.
(10)	Reflects personal benefits payments to Dr. Vazquez for health, life and disability insurance premiums aggregating $31,471 in 2017 and $25,347 in 2016; payment of $44,230 for unused paid time off (PTO) and $9,316 of accrued, but not yet paid unused PTO in 2017; payment of $37,500 for PTO that was earned in 2016 but was paid in 2017; and allowance for vehicle, cell phone and computer expenses of $55,000 in 2016.
(11)	Mr. Shah was appointed as the Company's Chief Financial Officer and Principal Financial and Accounting Officer on July 21, 2016. Amount consists of (i) compensation of $202,367 for the period from July 21, 2016 through March 31, 2017 and (ii) compensation of $125,716 for services as the Company's accounting consultant for the period from April 1, 2016 through July 20, 2016 and $1,008 in fiscal 2016.
(12)	Mr. Shah earned and received an incentive bonus of $30,000 in 2017.
(13)	Reflects the value of accrued paid-time off that has not been used or paid out in 2017.

(14)	In February 2016, the Company’s Board of Directors authorized the issuance of options for 93,500 shares of common stock with an exercise price of $6.369 per share to Dr. Hosseinion. Two-thirds of the options vested immediately and the remaining one-third vest monthly in equal amounts over a twelve-month period. The options expire on the fifth anniversary of issuance. The fair value of the 93,500 stock options was $485,000, and was determined using the Black-Scholes option pricing model. The calculation was based on the Company’s closing stock price on the date of grant and the following weighted-average inputs:

Expected term (in years)	6.0
Volatility	132.91%
Dividends	0.0%
Discount rate	1.31%
(15)	In February 2016, the Company’s Board of Directors authorized the issuance of options for 93,500 shares of common stock with an exercise price of $5.79 per share to Mr. Augusta. Two-thirds of the options vested immediately and the remaining one-third vest monthly in equal amounts over a twelve-month period. The options expire on the tenth anniversary of issuance. The fair value of the 93,500 stock options was $487,000, and was determined using the Black-Scholes option pricing model. The calculation was based on the Company’s closing stock price on the date of grant and the following weighted-average inputs:

Expected term (in years)	6.0
Volatility	132.91%
Dividends	0.0%
Discount rate	1.31%
(16)	In February 2016, the Company’s Board of Directors authorized the issuance of options for 23,400 shares of common stock with an exercise price of $6.369 per share to Dr. Vazquez. Two-thirds of the options vested immediately and the remaining one-third vest monthly in equal amounts over a twelve-month period. The options expire on the fifth anniversary of issuance. The fair value of the 23,400 stock options was $121,000, and was determined using the Black-Scholes option pricing model. The calculation was based on the Company’s closing stock price on the date of grant and the following weighted-average inputs:

Expected term (in years)	6.0
Volatility	132.91%
Dividends	0.0%
Discount rate	1.31%
(17)	In November 2016, the Company’s Board of Directors authorized the issuance of options for 50,000 shares of common stock with an exercise price of $4.50 per share to Mr. Shah. The options vest monthly in equal amounts over a thirty-six months period and expire on the tenth anniversary of issuance. The fair value of the 50,000 stock options was $202,000, and was determined using the Black-Scholes option pricing model. The calculation was based on the Company’s closing stock price on the date of grant and the following weighted-average inputs:

Expected term (in years)	6.0
Volatility	132.17%
Dividends	0.0%
Discount rate	0.83%

Employment Agreements

On December 20, 2016, our wholly-owned subsidiary, Apollo Medical Management, Inc. (“AMM”), entered into substantially similar employment agreements with each of Warren Hosseinion, M.D., our Chief Executive Officer (the “Hosseinion Employment Agreement”), Gary Augusta, our Chairman of the Board of Directors (the “Augusta Employment Agreement”), Mihir Shah, our Chief Financial Officer (the “Shah Employment Agreement”) and Adrian Vazquez, M.D., our Chief Medical Officer (individually, the “Vazquez Employment Agreement” and, together with the Hosseinion Employment Agreement, the Augusta Employment Agreement and the Shah Employment Agreement, the “Executive Employment Agreements”).

The Executive Employment Agreements provide for, among other items, annual base salaries, discretionary bonuses and participation in our equity incentive plans. These agreements also contain termination and severance clauses that require us to make payments to certain of these employees if certain events occur as defined in their respective agreements.

The Executive Employment Agreements replaced employment agreements previously entered into with (i) Dr. Hosseinion and Dr. Vazquez on March 28, 2014, as amended on January 12, 2016 and as amended and restated on June 29, 2016, and (ii) Mr. Shah on July 21, 2016. Mr. Augusta’s consulting agreement through Flacane Advisers, Inc. has been terminated.

Hosseinion Employment Agreement

The Hosseinion Employment Agreement has a term of three years, with automatic renewals for successive one-year periods unless either party gives written notice not to renew at least 60 days prior to the expiration of the current term. Dr. Hosseinion’s annual base salary is $450,000, which is subject to review on an annual basis. Dr. Hosseinion is also eligible to receive an annual cash bonus for each fiscal year on such terms and conditions as the Board of Directors shall determine in its discretion, which authority the Board of Directors has delegated to the Compensation Committee. Dr. Hosseinion is entitled to participate in any long-term incentive plan that may be available to similarly positioned executives. Dr. Hosseinion also accrues 20 business days of paid time off per calendar year, and any accrued but unused days are paid in cash at the end of the year.

Dr. Hosseinion is eligible to participate in any employee benefit plan which is or may, in the future, be made available by us to our employees; is entitled to prompt reimbursement of reasonable and usual business expenses; shall have paid by us premiums for medical, dental and vision care coverage, as well as premiums for short-term and long-term disability insurance, and term life insurance providing for no less than $2,000,000 of coverage.

AMM may terminate the Hosseinion Employment Agreement in the event of death or disability, without cause upon thirty (30) days prior written notice, or for Cause (as defined in the Hosseinion Employment Agreement). Dr. Hosseinion may terminate the Hosseinion Employment Agreement at any time and for any reason, including, but not limited to, Good Reason (as defined in the Hosseinion Employment Agreement).

Upon termination of Dr. Hosseinion’s employment by AMM for Cause or by Dr. Hosseinion without Good Reason, he shall be entitled to any accrued but unpaid base salary, annual bonus, paid time off and expense reimbursement. Upon termination of Dr. Hosseinion’s employment without Cause or by Dr. Hosseinion for Good Reason, in addition to any accrued but unpaid base salary, paid time off and expense reimbursement, he shall be entitled to receive an amount equal to 24 months of his base salary in effect before the employment terminates. Dr. Hosseinion shall also be entitled to an amount in cash equal to the premiums that AMM pays for Dr. Hosseinion under its group medical, dental and vision programs for 12 months following the date of termination.

The Hosseinion Employment Agreement also contains restrictive covenants for our benefit and customary provisions regarding confidentiality of information and assignment of inventions.

Augusta Employment Agreement

The Augusta Employment Agreement has a term of three years, with automatic renewals for successive one-year periods unless either party gives written notice not to renew at least 60 days prior to the expiration of the current term. Mr. Augusta’s annual base salary is $300,000, which is subject to review on an annual basis. Mr. Augusta is also eligible to receive an annual cash bonus for each fiscal year on such terms and conditions as the Board of Directors shall determine in its discretion, which authority the Board of Directors has delegated to the Compensation Committee. Mr. Augusta is entitled to participate in any long-term incentive plan that may be available to similarly positioned executives. Mr. Augusta also accrues 20 business days of paid time off per calendar year, and any accrued but unused days are paid in cash at the end of the year.

Mr. Augusta is eligible to participate in any employee benefit plan which is or may, in the future, be made available by us to our employees; is entitled to prompt reimbursement of reasonable and usual business expenses; shall have paid by us premiums for medical, dental and vision care coverage, as well as premiums for short-term and long-term disability insurance, and term life insurance providing for no less than $2,000,000 of coverage.

AMM may terminate the Augusta Employment Agreement in the event of death or disability, without cause upon thirty (30) days prior written notice, or for Cause (as defined in the Augusta Employment Agreement). Mr. Augusta may terminate the Augusta Employment Agreement at any time and for any reason, including, but not limited to, Good Reason (as defined in the Augusta Employment Agreement).

Upon termination of Mr. Augusta’s employment by AMM for Cause or by Mr. Augusta without Good Reason he shall be entitled to any accrued but unpaid base salary, annual bonus, paid time off and expense reimbursement. Upon termination of Mr. Augusta’s employment without Cause or by Mr. Augusta for Good Reason, in addition to any accrued but unpaid base salary, paid time off and expense reimbursement, he shall be entitled to receive an amount equal to 24 months of his base salary in effect before the employment terminates. Mr. Augusta shall also be entitled to an amount in cash equal to the premiums that AMM pays for Mr. Augusta under its group medical, dental and vision programs for 12 months following the date of termination.

The Augusta Employment Agreement also contains restrictive covenants for our benefit and customary provisions regarding confidentiality of information and assignment of inventions.

Vazquez Employment Agreement

The Vazquez Employment Agreement has a term of three years, with automatic renewals for successive one-year periods unless either party gives written notice not to renew at least 60 days prior to the expiration of the current term. Dr. Vazquez’s annual base salary is $450,000, which is subject to review on an annual basis. Dr. Vazquez is also eligible to receive an annual cash bonus for each fiscal year on such terms and conditions as the Board of Directors shall determine in its discretion, which authority the Board of Directors has delegated to the Compensation Committee. Dr. Vazquez is entitled to participate in any long-term incentive plan that may be available to similarly positioned executives. Dr. Vazquez also accrues 20 business days of paid time off per calendar year, and any accrued but unused days are paid in cash at the end of the year.

Dr. Vazquez is eligible to participate in any employee benefit plan which is or may, in the future, be made available by us to our employees; is entitled to prompt reimbursement of reasonable and usual business expenses; shall have paid by us premiums for medical, dental and vision care coverage, as well as premiums for short-term and long-term disability insurance, and term life insurance providing for no less than $2,000,000 of coverage.

AMM may terminate the Vazquez Employment Agreement in the event of death or disability, without cause upon thirty (30) days prior written notice, or for Cause (as defined in the Vazquez Employment Agreement). Dr. Vazquez may terminate the Vazquez Employment Agreement at any time and for any reason, including, but not limited to, Good Reason (as defined in the Vazquez Employment Agreement).

Upon termination of Dr. Vazquez’s employment by us for Cause or by Dr. Vazquez without Good Reason he shall be entitled to any accrued but unpaid base salary, annual bonus, paid time off and expense reimbursement. Upon termination of Dr. Vazquez’s employment without Cause or by Dr. Vazquez for Good Reason, in addition to any accrued but unpaid base salary, paid time off and expense reimbursement, he shall be entitled to receive an amount equal to 24 months of his base salary in effect before the employment terminates. Dr. Vazquez shall also be entitled to an amount in cash equal to the premiums that AMM pays for Dr. Vazquez under its group medical, dental and vision programs for 12 months following the date of termination.

The Vazquez Employment Agreement also contains restrictive covenants for our benefit and customary provisions regarding confidentiality of information and assignment of inventions.

Shah Employment Agreement

The Shah Employment Agreement has a term of three years, with automatic renewals for successive one-year periods unless either party gives written notice not to renew at least 60 days prior to the expiration of the current term. Mr. Shah’s annual base salary is $260,000, which is subject to review on an annual basis. The Compensation Committee reviewed Mr. Shah’s base salary in June 2017 and increased his annual base salary to $350,000 effective July 1, 2017. Mr. Shah is also eligible to receive an annual cash bonus for each fiscal year on such terms and conditions as the Board of Directors shall determine in its discretion, which authority the Board of Directors has delegated to the Compensation Committee. Mr. Shah is entitled to participate in any long-term incentive plan that may be available to similarly positioned executives. Mr. Shah also accrues 20 business days of paid time off per calendar year, and any accrued but unused days are paid in cash at the end of the year.

Mr. Shah is eligible to participate in any employee benefit plan which is or may, in the future, be made available by us to our employees; is entitled to prompt reimbursement of reasonable and usual business expenses; shall have paid by us premiums for medical, dental and vision care coverage, as well as premiums for short-term and long-term disability insurance, and term life insurance providing for no less than $2,000,000 of coverage.

AMM may terminate the Shah Employment Agreement in the event of death or disability, without cause upon thirty (30) days prior written notice, or for Cause (as defined in the Shah Employment Agreement). Mr. Shah may terminate the Shah Employment Agreement at any time and for any reason, including, but not limited to, Good Reason (as defined in the Shah Employment Agreement).

Upon termination of Mr. Shah’s employment by AMM for Cause or by Mr. Shah without Good Reason he shall be entitled to any accrued but unpaid base salary, annual bonus, paid time off and expense reimbursement. Upon termination of Mr. Shah’s employment without Cause or by Mr. Shah for Good Reason, in addition to any accrued but unpaid base salary, paid time off and expense reimbursement, he shall be entitled to receive an amount equal to 24 months of his base salary in effect before the employment terminates. Mr. Shah shall also be entitled to an amount in cash equal to the premiums that AMM pays for Mr. Shah under its group medical, dental and vision programs for 12 months following the date of termination.

The Shah Employment Agreement also contains restrictive covenants for AMM’s benefit and customary provisions regarding confidentiality of information and assignment of inventions.

Other Agreements with Drs. Hosseinion and Vazquez.  Effective June 29, 2016, our affiliated physician group, ApolloMed Hospitalists, a Medical Corporation (“AMH”), entered into substantially similar Amended and Restated Hospitalist Participation Service Agreements with each of Dr. Hosseinion (the “Hosseinion Hospitalist Participation Agreement”) and Dr. Vazquez (individually, the “Vazquez Hospitalist Participation Agreement” and, together with the Hosseinion Hospitalist Participation Agreement, the “Hospitalist Participation Agreements”), replacing agreements between AMH and Drs. Hosseinion and Vazquez that had originally been entered into on March 28, 2014 and amended on January 12, 2016. Pursuant to the Hospitalist Participation Agreements, Drs. Hosseinion and Vazquez provide physician services for AMH.

The purpose of the new Hospitalist Participation Agreements is to align payment and benefit provisions, and make other technical changes, to the employment agreements that were previously in effect with each of Drs. Hosseinion and Vazquez. Each of the Hospitalist Participation Agreements provides for (i) hourly compensation rates for covered inpatient intensive medicine services; (ii) AMH’s obligation to secure and pay for medical malpractice insurance, with specified minimum coverage, on behalf of Drs. Hosseinion and Vazquez; and (iii) maintain or purchase a “tail” policy for at least five years following the termination of the respective Hospitalist Participation Agreements. The Hospitalist Participation Agreements contain other provisions typical for an agreement of this type, including non-disclosure, non-solicitation, termination and arbitration of disputes provisions.

The Hosseinion Hospitalist Participation Agreement replaced, and thereby terminated, the prior hospitalist participation service agreement between AMH and Dr. Hosseinion, and the Vazquez Hospitalist Participation Agreement replaced, and thereby terminated, the prior hospitalist participation service agreement between AMH and Dr. Vazquez.

As a condition of our causing our affiliates to enter into the Hospitalist Participation Agreements, also on March 28, 2014 we entered into substantially similar stock option agreements with each of Dr. Hosseinion (the “Hosseinion Stock Option Agreement”) and Dr. Vazquez (individually, the “Vazquez Stock Option Agreement” and, together with the Hosseinion Stock Option Agreement, the “Executive Stock Option Agreements”). Each Executive Stock Option Agreement provides that Dr. Hosseinion or Dr. Vazquez grant us the option to purchase (at fair market value) all equity interests in the Company held by Dr. Hosseinion or Dr. Vazquez, as the case may be, in the event that (i) their respective Hospitalist Participation Agreement or Executive Employment Agreement is terminated by us for cause due to a willful or intentional breach by Dr. Hosseinion or Dr. Vazquez, as the case may be; (ii) Dr. Hosseinion or Dr. Vazquez commits fraud or any felony against us or any of our affiliates; (iii) Dr. Hosseinion or Dr. Vazquez directly or indirectly solicits any patients, customers, clients, employees, agents or independent contractors of our or any of our affiliates for competitive purposes; or (iv) Dr. Hosseinion or Dr. Vazquez directly or indirectly Competes (as such term is defined in the Executive Stock Option Agreements) with us or any of our affiliates.

Equity Awards

During the year ended March 31, 2017, the Company issued options to purchase an aggregate of 149,200 shares of the Company’s common stock to certain employees, directors and consultants. The stock options were awarded under our 2015 Equity Incentive Plan (the “2015 Plan”), and entitle the recipient to purchase the stated numbers of share of the company’s common stock at the stated exercise price when the applicable vesting requirements are satisfied. The options have exercise prices ranging from $4.50 – $6.00 and vesting terms between six months through three years.

The following table summarizes the outstanding equity option awards held by each of our named executive officers as of March 31, 2017:

Name and Principal Position	OPTION AWARDS
	Grant Date	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable	Option Exercise Price(1)	Option Expiration Date
Warren Hosseinion, M.D. Chief Executive Officer	12/9/2010	30,000	—	$1.50	12/8/2020
	7/10/2014	18,333	1,667	$10.00	7/9/2024
	2/15/2016	93,500	—	$6.37	2/14/2021
Gary Augusta Executive Chairman	7/10/2014	18,333	1,667	$10.00	7/9/2024
	2/15/2016	93,500	—	$5.79	2/14/2026
Adrian Vazquez, M.D. Chief Medical Officer	12/9/2010	30,000	—	$1.50	12/8/2020
	7/10/2014	9,167	833	$10.00	7/9/2024
	2/15/2016	23,400	—	$6.37	2/14/2021
Mihir Shah Chief Financial Officer	11/14/2016	5,556	44,444	$4.50	11/14/2026

(1) All options have been issued with an exercise price equal to the closing price of our common stock on the date of grant except 93,500 and 23,400 options granted to Drs. Hosseinion and Vazquez at an exercise price of $6.37 per share, or 110% of the closing price of our common stock on the date of grant. The weighted average closing stock price for the 93,500 and 23,400 options on the dates of grant was $5.79 per share.

None of our named executive officers exercised any options or had stock awards that were subject to vesting during the fiscal year ended March 31, 2017.

Potential Payments upon Termination or Change-In-Control

During fiscal year 2017, all of our named executive officers had provisions in their then-current employment or consulting agreements providing for payments upon certain types of termination of employment, which are substantially similar to each other. For a description of those provisions, please see “Employment Agreements” above. In addition, upon the occurrence of a change of control, the Compensation Committee is authorized to take certain actions with respect to the acceleration of awards outstanding under the 2015 Plan, our 2013 Equity Incentive Plan and our 2010 Equity Incentive Plan.

Director Compensation for Fiscal Year 2017

For fiscal 2017, our independent directors were paid director fees in the amount of $1,000 per month and issued a stock option under our 2015 Plan to purchase 20,000 shares of our common stock at a price of $5.00 per share, such amount vesting pro rata monthly over twelve months from the date of grant. Directors who are employees of the Company receive no additional compensation for serving as directors. The following table reflects the compensation awarded to, earned by or paid to our directors for the year ended March 31, 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mark Fawcett(2)	$12,000	$	$89,000	$—	$—	$9,000	$110,000
Thomas Lam, M.D.(3)	$—	$	$—	$—	$—	$—	$—
Suresh Nihalani	$12,000	$	$89,000	$—	$—	$—	$101,000
David Schmidt	$12,000	$	$89,000	$—	$—	$—	$101,000
Ted Schreck	$12,000	$	$89,000	$—	$—	$—	$101,000

(1)	For a discussion of the assumptions used in the valuation of awards (estimated forfeitures are not considered for purposes of these computations and the full fair value is recognized in the year of grant), see the notes to the consolidated financial statements included in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on June 29, 2017.
(2)	Received an additional $9,000 relating to out-of-town traveling time.
(3)	Dr. Lam is not considered an independent director and does not receive any compensation for his service as a director.

REVIEW AND APPROVAL OF RELATED PARTY TRANSACTIONS

Our Board has adopted a Related Party Transaction Policy that provides for the review and approval of all related party transactions, which are generally defined under the policy as any transaction required to be disclosed under Item 404(a) of Regulation S-K. This written policy is supplemented by other written policies including our Code of Ethics for Directors, Executive Officers and Other Senior Personnel, and the Audit Committee’s charter, as well as certain provisions of the Delaware General Corporation Law.

Under our Related Party Transaction Policy, the Audit Committee or such other committee as may be appointed by the Board (collectively, the “Committee”) reviews the material facts relating to all related party transactions that require the Committee’s approval and considers whether to approve of our entry into the related party transaction, subject to certain exceptions. In determining whether to approve a related party transaction, the Committee shall take into account, among other factors it deems appropriate:

•	the related person’s interest and involvement in the interested transaction;
•	the approximate dollar value of the amount involved in the interested transaction;
•	the approximate dollar value of the amount of the related person’s interest in the interested transaction without regard to the amount of any profit or loss;
•	whether the interested transaction was undertaken in the ordinary course of business of the company;
•	whether the interested transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the company than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to the Company of, the interested transaction; and
•	any other information regarding the interested transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

No one of the foregoing factors is dispositive but should be considered qualitatively as the facts and circumstances of a particular transaction warrant, in the judgment of the Committee.

Our Related Party Transaction Policy also provides that no director shall participate in any approval of a related party transaction for which he or she is a related party, and that the director shall provide all material information concerning the transaction to the Committee.

Under our Related Party Transaction Policy, certain transactions are deemed to be pre-approved by the Audit Committee, even if the aggregate amount involved exceeds $120,000. These transactions include:

•	employment of executive officers;
•	director compensation;
•	transactions where all stockholders receive proportional benefits;
•	certain transactions involving the purchase of advertising from us at market rates and on such other terms as are consistent with those obtainable in arms-length transactions;
•	transactions involving competitive bids; and
•	transactions that, as a result of corporate practice of medicine or similar laws, require a physician to serve as nominee shareholder on our behalf.

The Committee may establish such other categories of transactions that shall be deemed pre-approved or ratified (as applicable) and the Committee shall identify such transactions in connection with this Policy or otherwise in its deliberations.

If a transaction with a related party will be ongoing, the Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party. Thereafter, on a schedule as determined in the discretion of the Committee, the Committee shall review and assess ongoing relationships with the related party to see that they are in compliance with the Committee’s guidelines and that the related party transaction remains appropriate.

On an annual basis, each director and executive officer of the company must complete a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with us during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed in the Director and Officer Questionnaire submitted by a director or executive officer is reviewed and considered by the Board in making independence determinations with respect to directors and resolving any conflicts of interest that may arise.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Arrangements with Drs. Hosseinion and Vazquez

Primarily because of laws prohibiting the corporate practice of medicine, we have entered into long-term management service agreements, loan agreements and other similar arrangements with affiliated physician entities. These physician entities must have only physician owners and therefore our Chief Executive Officer, Warren Hosseinion, M.D., serves as our nominee owner in such entities, as described below.

Each of AMH, ApolloMed Care Clinic (“ACC”), Maverick Medical Group, Inc. (“MMG”), AKM Medical Group, Inc. (“AKM”) and Southern California Heart Centers (“SCHC”) has entered into a Management Services Agreement (each, an “MSA” and collectively, “MSAs”) with AMM under which AMM has exclusive authority to manage each of the affiliated entities and is obligated to provide all non-physician personnel. AMM is entitled to management fees as set forth in each MSA. The term of each MSA is 20 years from its effective date, and automatically renews for successive 5-year periods, unless terminated earlier for cause or because of a party’s breach.

In connection with the MSAs, Dr. Hosseinion has entered into Physician Shareholder Agreements in favor of the company, in his capacity as a stockholder of, and for the account of, each of the affiliated entities that have entered into MSAs with AMM. The purpose of the Physician Shareholder Agreements is to memorialize the agreement of Dr. Hosseinion to act in accordance with the MSAs, and to the extent of Dr. Hosseinion’s personal authority, to refrain from any action or inaction that would result in a breach by any affiliated entity of its obligations under its MSA. To that end, each Physician Shareholder Agreement contains covenants which obligate Dr. Hosseinion to comply with the applicable MSA and restrict Dr. Hosseinion’s ability to transfer equity held by Dr. Hosseinion in the applicable affiliated entity or to issue new equity in the applicable affiliated entity. Each MSA also provides the company with the right to designate a third party to acquire all (or such amount such that the transferee would acquire a 51% interest) of Dr. Hosseinion’s equity in the applicable affiliated entity for $100, subject to a fair market value adjustment, if applicable.

Each of AMH, ACC, MMG, AKM and SCHC has additionally entered into an Intercompany Loan Agreement with AMM under which AMM has agreed to provide a revolving loan commitment to each of the affiliated entities in an amount set forth in each Intercompany Loan Agreement. Each Intercompany Loan Agreement provides that AMM’s obligation to make any advances automatically terminates concurrently with the termination of the MSA with the applicable affiliated entity. In addition, each Intercompany Loan Agreement provides that (i) any material breach by Dr. Hosseinion of the applicable Physician Shareholder Agreement or (ii) the termination of the MSA with the applicable affiliated entity constitutes an event of default under the Intercompany Loan Agreement. The Intercompany Loan Agreement with AMH provides for a maximum advance of $10 million and terminates on September 30, 2018. The Intercompany Loan Agreement with ACC provides for a maximum advance of $1 million and terminates on July 31, 2018. The Intercompany Loan Agreement, as amended, with MMG provides for a maximum advance of $2 million and terminates on February 1, 2018. The Intercompany Loan Agreement with AKM provides for a maximum advance of $5 million and terminates on May 30, 2019. The Intercompany Loan Agreement with SCHC provides for a maximum advance of $5 million and terminates on July 21, 2019. Outstanding principal under each of the Intercompany Loan Agreements bears interest at the greater of 10% per annum or the LIBOR rate described in each Intercompany Loan Agreement.

We have entered into Stock Option Agreements with each of Dr. Hosseinion and Dr. Vazquez. The Stock Option Agreements provide that each of Dr. Hosseinion and Dr. Vazquez grant the Company the option to purchase (at fair market value) all equity interests in the Company held by Dr. Hosseinion or Dr. Vazquez, as applicable, in the event that (i) either the Hosseinion Hospitalist Participation Agreement or the Vazquez Hospitalist Participation Agreement, respectively, or the Hosseinion Employment Agreement or the Vazquez Employment Agreement, respectively, is terminated by the Company for cause due to a willful or intentional breach by Dr. Hosseinion or Dr. Vazquez, as applicable, (ii) Dr. Hosseinion or Dr. Vazquez, as applicable, commits fraud or any felony against the company or any of its affiliates, (iii) Dr. Hosseinion or Dr. Vazquez, as applicable, directly or indirectly solicits away from the company any patients, customers, clients, employees, agents or independent contractors of the company or any of its affiliates for competitive purposes or (iv) Dr. Hosseinion or Dr. Vazquez, as applicable, directly or indirectly “competes” (as such term is defined in the Stock Option Agreements) with the Company or any of its affiliates.

Relationship with NMM

We have numerous arrangements with NMM from a financial and operational perspective, as well as the pending merger.

October 2015 Investment by NMM

On October 14, 2015, we entered into a Securities Purchase Agreement (the “2015 Agreement”) with NMM, pursuant to which we sold to NMM, and NMM purchased from us, in a private offering of securities, 1,111,111 Series A Units, each Series A Unit consisting of one share of our Series A Preferred Stock and a Series A Warrant to purchase one share of our common stock at an exercise price of $9.00 per share. NMM paid us an aggregate $10,000,000 for the Series A Units, the proceeds of which we used primarily to repay certain outstanding indebtedness owed by us to NNA and the balance for working capital.

The Series A Preferred Stock has a liquidation preference in the amount of $9.00 per share plus any declared and unpaid dividends. The Series A Preferred Stock can be voted for the number of shares of our common stock into which the Series A Preferred Stock could then be converted, which initially is one-for-one.

The Series A Preferred Stock is convertible into shares of our common stock, at the option of NMM, at any time after issuance at an initial conversion rate of one-for-one, subject to adjustment in the event of stock dividends, stock splits and certain other similar transactions. The Series A Preferred Stock is mandatorily convertible not sooner than the earlier to occur of (i) the later of (x) January 31, 2017 or (y) 60 days after the date on which we file our quarterly report on Form 10-Q for the period ending September 30, 2016 (the “Redemption Expiration Date”); or (ii) the date on which we receive the written, irrevocable decision of NMM not to require a redemption of the Series A Preferred Stock (as described in the following paragraph), in the event that we engage in one or more transactions resulting in gross proceeds of not less than $5,000,000, not including any transaction with NMM.

At any time prior to conversion and through the Redemption Expiration Date, the Series A Preferred Stock was redeemable at the option of NMM, on one occasion, in the event that our net revenue for the four quarters ending September 30, 2016, as reported in our periodic filings under the Exchange Act, were less than $60,000.000. In such event, we would have had up to one year from the date of the notice of redemption by NMM to redeem the Series A Preferred Stock, the Series A Warrants and any shares of our common stock issued in connection with the exercise of any Series A Warrants theretofore (collectively the “Redeemed Securities”), for the aggregate price paid therefor by NMM, together with interest at a rate of 10% per annum from the date of the notice of redemption until the closing of the redemption. We did not attain the $60,000,000 net revenues milestone by such date. NMM relinquished its redemption rights relating to the Series A Preferred Stock pursuant to the terms of a Consent and Waiver Agreement dated as of December 21, 2016 by and between the Company and NMM, which was entered into in connection with the entering into of the Merger Agreement.

Any mandatory conversion described above shall not take place until such time as it is determined that that conditions for the redemption of the Redeemed Securities have not been satisfied or, if such conditions exist, NMM has decided not to have such securities redeemed.

The Series A Warrants may be exercised at any time after issuance and through October 14, 2020, for $9.00 per share, subject to adjustment in the event of stock dividends and stock splits. Alternatively, the Series A Warrants may be exercised pursuant to a “cashless exercise” feature, for that number of shares of Common Stock determined by dividing (x) the aggregate Fair Market Value (as defined in the Series A Warrant) of the shares in respect of which the Series A Warrant is being converted minus the aggregate Warrant Exercise Price (as defined in the Series A Warrant) of such shares by (y) the Fair Market Value of one share of our common stock. The Series A Warrants are not separately transferable from the Series A Preferred Stock. The Series A Warrants were subject to redemption in the event that the Series A Preferred Stock is redeemed by NMM, as described above.

Pursuant to the 2015 Agreement, NMM has the right to designate to the Nominating/Corporate Governance Committee of the Board of Directors one person to be nominated as a director of the Company. NMM has designated Thomas S. Lam, M.D., and he was first elected as a director on January 19, 2016. Dr. Lam has been renominated to be elected as a director at the 2017 Annual Meeting.

Without the written consent of NMM, between the Closing Date and the six month anniversary of the Closing Date, we shall not acquire, sell all or substantially all of its assets to, effect a change of control, or merge, combine or consolidate with, any other person engaged in the business of being an MSO, ACO or IPA, or enter into any agreement with respect to any of the foregoing.

The 2015 Agreement contains other provisions typical of a transaction of this nature, including without limitation, representation and warranties, mutual indemnification by the parties, governing law and venue for resolution of disputes.

The securities sold to NMM have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and there are no registration rights with respect thereto.

March 2016 Investment

On March 30, 2016, we entered into a Securities Purchase Agreement (the “2016 Agreement”) with NMM, pursuant to which we sold to NMM, and NMM purchased from us, in a private offering of securities, 555,555 Series B Units, each Series B Unit consisting of one share of our Series B Preferred Stock and a Series B Warrant to purchase one share of our common stock at an exercise price of $10.00 per share. NMM paid us an aggregate $4,999,995 for the Series B Units, the proceeds of which will be used by us for working capital.

The Series B Preferred Stock has a liquidation preference in the amount of $9.00 per share plus any declared and unpaid dividends. The Series B Preferred Stock can be voted for the number of shares of our common stock into which the Series B Preferred Stock could then be converted, which initially is one-for-one.

The Series B Preferred Stock is convertible into shares of our common stock, at the option of NMM, at any time after issuance at an initial conversion rate of one-for-one, subject to adjustment in the event of stock dividends, stock splits and certain other similar transactions. The Series B Preferred Stock is mandatorily convertible in the event that we engage in one or more transactions resulting in gross proceeds of not less than $5,000,000, not including any transactions with NMM.

The Series B Warrants may be exercised at any time after issuance and through March 31, 2021, for $10.00 per share, subject to adjustment in the event of stock dividends and stock splits. Alternatively, the Series B Warrants may be exercised pursuant to a “cashless exercise” feature, for that number of shares of our common stock determined by dividing (x) the aggregate Fair Market Value (as defined in the Series B Warrant) of the shares in respect of which the Series B Warrant is being converted minus the aggregate Warrant Exercise Price (as defined in the Series B Warrant) of such shares by (y) the Fair Market Value of one share of our common stock. The Series B Warrants are not separately transferable from the Series B Preferred Stock.

The 2016 Agreement contains other provisions typical of a transaction of this nature, including without limitation, representation and warranties, mutual indemnification by the parties, governing law and venue for resolution of disputes.

The securities sold to NMM have not been registered under the Securities Act and there are no registration rights with respect thereto.

The Proposed Merger and January 2017 Loan

On December 21, 2016, we entered into the Merger Agreement with NMM. Under the terms of the Merger Agreement, Apollo Acquisition Corp., a California corporation and wholly-owned subsidiary of the Company (“Merger Subsidiary”), will merge with and into NMM, with NMM becoming a wholly-owned subsidiary of Holdings. The merger is intended to qualify for federal income tax purposes as a tax-deferred reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986. In the merger, NMM will receive such number of shares of Holdings common stock such that, at the closing, NMM shareholders will own 82% and Holding’s stockholders will own 18% of the issued and outstanding shares. Consummation of the Merger is subject to various closing conditions, including, among other things, approval by the stockholders of the Company and the stockholders of NMM. As part of the Merger Agreement, the Company and NMM have made various mutual representations and warranties.

The Merger Agreement also provides that Thomas Lam, M.D., Chief Executive Officer of NMM, and Warren Hosseinion, M.D., will be Co-Chief Executive Officers of the combined company upon closing of the transaction. Kenneth Sim, M.D., who currently serves as Chairman of NMM, will be Executive Chairman of the Company. Gary Augusta, current Executive Chairman of the Company, will be President, Mihir Shah will continue as Chief Financial Officer, and Hing Ang, current Chief Financial Officer of NMM will be the Chief Operating Officer. Adrian Vazquez, M.D. and Albert Young, M.D. will be Co-Chief Medical Officers. The Board of Directors will consist of nine directors, five appointees (including three independent directors) from NMM and four appointees (including two independent directors) from the Company. In connection therewith, if the merger is consummated, as currently anticipated, during the twelve month-period following the 2017 Annual Meeting, Messrs. Nihalani and Schreck intend to resign as directors, assuming they are re-elected, in order to make available two directorships that have been allocated pursuant to the foregoing terms of the Merger Agreement. Pursuant to Delaware law and our Bylaws, such vacancies could be filled by the remaining directors then in office.

Thomas Lam, M.D., who is one of our directors, and Kenneth Sim, M.D. entered into a voting agreement (the “Voting Agreements”) with us. Under the Voting Agreements, Drs. Lam and Sim have agreed, among other things, to vote in favor of the approval and adoption of the merger and the Merger Agreement.

As required by the terms of the Merger Agreement, on January 3, 2017 NMM provided a working capital loan to us in the principal amount of $5,000,000, which is evidenced by a promissory note (the “NMM Note”). The NMM Note has a term of two years, with our payment obligations commencing on February 1, 2017 and continuing on a quarterly basis thereafter until January 2019 (the “NMM Maturity Date”). Under the terms of the NMM Note, we must pay NMM interest on the principal balance outstanding at the Prime Rate (as such term is defined in the NMM Note) plus 1%. All outstanding principal and accrued but unpaid interest under the NMM Note is due and payable in full on the NMM Maturity Date. We may voluntarily prepay the outstanding principal and interest in whole or in part without penalty or premium. Upon the occurrence of any Event of Default (as such term is defined in the NMM Note), the unpaid principal amount of, and all accrued but unpaid interest on, the NMM Note will become due and payable immediately at the option of NMM. In such event, NMM may, at its option, declare the entire unpaid balance of the NMM Note, together with all accrued interest, applicable fees, and costs and charges, including costs of collection, if any, to be immediately due and payable in cash.

Alliance Note Guaranty

In connection with a loan in the amount of $4,990,000 made to us in March 2017 by Alliance Apex, LLC (“Alliance”), evidenced by our promissory note in such original principal outstanding amount (the “Alliance Note”), Alliance requested NMM to guaranty repayment of the Alliance Loan if it is not converted into shares of our common stock in accordance therewith. In connection with the issuance of such guaranty, the parties to the Merger Agreement entered into an Amendment to Agreement and Plan of Merger as of

March 30, 2017 (the “Merger Agreement Amendment”). Pursuant to the Merger Agreement Amendment, certain shares of our common stock, including shares issuable to Alliance upon conversion of the Alliance Loan, are excluded from the calculation of “Parent Shares” (as defined in the Merger Agreement) for purposes of calculating the “Exchange Ratio” (as defined in the Merger Agreement). Additionally, as consideration for excluding the shares issuable upon conversion of the Alliance Note from the definition of Parent Shares and the calculation of Exchange Ratio and NMM’s issuing the guaranty, we agreed to issue NMM a stock purchase warrant for 850,000 shares of our common stock at an exercise price of $11.00 per share, such warrant to be issued as part of the Merger Consideration (as defined in the Merger Agreement), payable at the closing of the merger.

Business Arrangements with NMM Affiliates

We derive a significant amount of our revenue from certain business relationships with NMM affiliates, as follows:

ApolloMed Hospitalists, A Medical Corporation (“AMH”), signed an agreement with APC on February 1, 2016, pursuant to which we provide 24/7 hospitalist services to patients of APC and certain of its affiliates at Garfield Medical Center. APC pays us a capitation rate of $137,675 per month under this agreement. The term of the agreement is for one year, with automatic renewals unless terminated for cause (as defined in the agreement) or terminated without cause on 90 days’ notice. The agreement also contains confidentiality and non-solicitation provisions. AMH is an affiliate of ours and APC is an affiliate of NMM.

AMM signed an MSA with APCN ACO (“APCN”) on May 1, 2016, pursuant to which we provide management services to APCN. APCN pays us $20,000 per month under this agreement. The initial term of the agreement is for three years. AMM is a wholly-owned subsidiary of ours and APCN is an affiliate of NMM.

AMM signed an MSA with Allied Physicians ACO (“Allied”) on June 30, 2016, pursuant to which we provide management services to Allied. Allied pays us $15,000 per month under this agreement. The initial term of the agreement is for three years. Allied is an affiliate of NMM.

Apollo Palliative Services, LLC (“APS”) signed an agreement with APC on February 1, 2016, as amended on October 1, 2016, pursuant to which we provide hospice, palliative and home health services to APC. APC pays us on a case rate basis under this agreement, in accordance with a fee schedule as in effect from time to time. The term of the agreement is for two years, with automatic one-year renewals unless terminated for cause (as defined in the agreement) or terminated without cause on 90 days’ notice. APS is a majority-owned subsidiary of ours.

Brand New Day Care Management Agreement

On July 1, 2017, APA ACO, Inc. (“APAACO”) and Universal Care, Inc. dba Brand New Day (“BND”) entered into a chronic care management agreement (the “Care Management Agreement”), pursuant to which BND will provide care management programs for certain APAACO patients with congestive heart failure, chronic obstructive pulmonary disease and diabetes (“Covered Services”). Initially, the parties shall run a pilot program in which APACO will refer up to 50 patients in the Los Angeles area to receive non-emergency Covered Services care from BND care managers. The patients will also have access to additional services for an additional fee. APAACO will pay BND $50.00 per month per patient enrolled in the program. APAACO may adjust fees upward or downward upon giving BND 60 working days’ prior notice.

The term of the Care Management Agreement is one year. Thereafter, the Care Management Agreement shall renew automatically for successive one-year periods unless either party gives the other party notice of termination. The Care Management Agreement shall terminate automatically upon the revocation, suspension or restriction of any license, certificates or other authority required to be maintained by BND. Additionally, either party may terminate the Care Management Agreement with Cause (as defined in the Care Management Agreement) by giving 45 day’s prior notice or without cause by giving 90 days’ prior notice.

APAACO is owned 50% by us and 50% by NMM. BND is 50% owned by Allied Pacific of California, which is a variable interest entity of NMM. Dr. Kenneth Lam, one of our directors, is the Chief Executive Officer of NMM.

Relationship with NNA

On October 15, 2015, we repaid, from the proceeds of the sale of the securities to NMM under the 2015 Agreement, our then entire outstanding term loan and revolving credit facility with NNA, in the aggregate amount of $7,304,506, consisting of principal plus accrued interest.

On November 17, 2015, we entered into a Conversion Agreement (the “Conversion Agreement”), pursuant to which we issued 275,000 shares of our common stock and paid accrued and unpaid interest of $47,112, to NNA, in full satisfaction of NNA’s conversion and other rights under a convertible note in the principal amount of $2,000,000 which note NNA held. Pursuant to the Conversion Agreement, we issued a total of 325,000 shares of our common stock to NNA in exchange for all warrants held by NNA, under which NNA originally had the right to purchase 300,000 shares of our common stock at an exercise price of $10.00 per share and 200,000 shares of our common stock at an exercise price of $20.00 per share, in each case subject to anti-dilution adjustments. As a result of the foregoing transactions, NNA converted an aggregate $1,402,500 of principal and accrued interest, as well as exercised warrants, into an aggregate 600,000 shares of our common stock.

The Conversion Agreement also amended certain terms of a Registration Rights Agreement dated March 28, 2014 between us and NNA (the “Registration Rights Agreement”), with respect to the timing of the filing deadline for a resale registration statement covering NNA’s registrable securities. As most recently amended, the Registration Rights Agreement provides that we are required to prepare and file with the SEC a registration statement covering the sale of NNA’s registrable securities by March 31, 2018. If we fail to do so by such date, and for each month thereafter until we file the registration statement registering NNA’s registrable securities, we must pay NNA liquidated damages of 1.5% of the total purchase price of the registrable securities owned by NNA, payable in shares of our common stock. We are also required to use our commercially reasonable best efforts to cause the registration statement registering NNA’s registrable securities to be declared effective by the SEC by the earlier of (i) June 30, 2018 or (ii) the 5th trading day after the date we are notified by the SEC that such registration statement will not be reviewed or will not be subject to further review to have such registration statement declared effective by the SEC.

The Conversion Agreement also amended the Investment Agreement dated March 28, 2014 between us and NNA, (i) to delete NNA’s right to subscribe to purchase a pro rata share of certain new equity securities that may be issued by us in the future and (ii) to provide that NNA must hold at least 200,000 shares of our common stock to have the right (a) to appoint a representative to attend all meetings of our Board of Directors and any committee thereof in a nonvoting observer capacity, and (b) to have a representative nominated as a member of the Company’s Board and each committee thereof, including without limitation the Compensation Committee. NNA nominated Mark Fawcett as its representative on the Board and Mr. Fawcett was first elected as a director on January 12, 2016. Mr. Fawcett has been renominated to be elected as a director at the 2017 Annual Meeting.

THE COMPANY’S AUDITORS AND AUDIT FEES

It is the current intention of the Company’s Audit Committee to select and retain BDO USA, LLP (“BDO”) as independent auditors of the Company for the current fiscal year ending March 31, 2018. BDO conducted the audit for the fiscal year ended March 31, 2017. A representative of BDO will be present at the Meeting and will have an opportunity to make statements if he so desires and will be available to respond to appropriate questions.

The following table summarizes the fees charged by BDO for the services rendered to the company and its subsidiaries in fiscal years 2016 and 2017:

	Amount Billed
Type of Fee	Fiscal Year 2016	Fiscal Year 2017
Audit(1)	$533,905	$495,022
Audit Related	—	—
Tax	—	—
All Other Fees	—	—
Total	$533,905	$495,022

(1)	Represents aggregate fees charged by BDO for annual audits, including quarterly reviews and services that are normally provided in connection with statutory or regulatory filings.

The Audit Committee has determined that all services performed by BDO are compatible with maintaining the independence of BDO. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein, and shall not be deemed to be soliciting material or otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of three independent directors, all of whom are independent under the rules of the SEC and NASDAQ. The duties and responsibilities of a member of the Audit Committee are in addition to his or her duties as a member of the Board. The Audit Committee operates under a written charter, a copy of which is available on the company’s corporate website. The Audit Committee held eight meetings and acted by written consent four times during fiscal year 2017.

The Audit Committee’s primary duties and responsibilities are to:

•	engage the company’s independent registered public accounting firm,
•	monitor the independent registered public accounting firm’s independence, qualifications and performance,
•	pre-approve all audit and non-audit services,
•	monitor the integrity of the company’s financial reporting process and internal control systems,
•	provide an open avenue of communication among the independent registered public accounting firm, financial and senior management of the company and the Board,
•	monitor the company’s compliance with legal and regulatory requirements, contingent liabilities, risk assessment and risk management; and
•	review and approve all related party transactions under our Related Party Transactions Policy.

Management is responsible for the company’s internal controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In carrying out these responsibilities, the Audit Committee monitored the scope and staffing of the company’s internal management group that was previously established by the company regarding the progress and completion of the implementation of the company’s internal controls.

In overseeing the preparation of the company’s financial statements, the Audit Committee held meetings with the company’s independent registered public accounting firm, both in the presence of management and privately, to review and discuss all financial statements prior to their issuance and to discuss the overall scope and plans for their respective audits, the evaluation of the company’s internal controls and significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the audited statements with both management and the company’s independent registered public accounting firm. The Audit Committee has discussed with the company’s independent registered public accounting firm all matters required to be discussed under Auditing Standard No. 1301 “Communications with Audit Committees”, as issued by the PCAOB.

With respect to the company’s independent registered public accounting firm, the Audit Committee received the written disclosures and the letter from BDO USA, LLP, as required by applicable requirements of the PCAOB, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and have discussed with BDO USA, LLP, among other things, its independence. The Audit Committee also reviewed and approved the audit and non-audit fees of that firm.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board that the Board approve the inclusion of the company’s audited financial statements in the 10-K for filing with the SEC.

Submitted by the Audit Committee:

David Schmidt, Chair
Suresh Nihalani
Ted Schreck

STOCKHOLDER PROPOSALS

From time to time stockholders present proposals that may be proper subjects for inclusion in a proxy statement and for consideration at an annual meeting. In accordance with SEC Rule 14a-8, to be included in the proxy statement for our 2018 annual meeting of stockholders, stockholder proposals must be received by us on or before April 2, 2018.

ANNUAL REPORT ON FORM 10-K

We filed the 10-K for the year ended March 31, 2017 with the SEC on June 29, 2017. A copy of our Annual Report to Stockholders (the “Annual Report”), which incorporates the 10-K without exhibits, has been mailed to all stockholders along with this proxy statement. Stockholders may obtain additional copies of the Annual Report and/or the 10-K and the exhibits thereto, without charge, by writing to us at our principal executive offices at 700 North Brand Boulevard, Suite 1400, Glendale, California 91203, Attention: Secretary. Copies of the 10-K may also be obtained from our website at http://irdirect.net/AMEH/sec_filings.

OTHER MATTERS

Management does not know of any matters to be presented at the 2017 Annual Meeting other than those set forth herein and in the Notice accompanying this proxy statement. If a stockholder vote is necessary to transact any other business at the 2017 Annual Meeting, the proxyholders intend to vote their proxies in accordance with their best judgment related to such business.

It is important that your shares be represented at the 2017 Annual Meeting, regardless of the number of shares that you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the 2017 Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

Warren Hosseinion
Chief Executive Officer

July 31, 2017
Glendale, California

APOLLO MEDICAL HOLDINGS, INC.
700 N. BRAND BLVD., STE. 1400
GLENDALE, CA 91203

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 1 1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends a vote FOR all the nominees listed.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

02 0000000000

1. Election of Directors

Nominees

01 Warren Hosseinion
02 Gary Augusta
03 Mark Fawcett
04 Thomas Lam
05 Suresh Nihalani
06 David Schmidt
07 Ted Schreck

NOTE: In their discretion, the proxies are authorized to vote upon such other business that may properly come before the meeting or any adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

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SHARES
CUSIP #
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0000342000_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

APOLLO MEDICAL HOLDINGS, INC.
Annual Meeting of Stockholders
September 21, 2017 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Warren Hosseinion and Gary Augusta, or either of them, as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common/preferred stock of APOLLO MEDICAL HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 10:00 AM local time, on September 21, 2017, at the Company's offices at 700 North Brand Boulevard, Suite 1400, Glendale, California 91203, and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000342000_2 R1.0.1.15